As filed with the Securities and Exchange Commission on November 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Civitas Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1630631
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

410 17th Street, Suite 1400 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan

(Full title of the plan)

Cyrus D. Marter IV

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Shelley A. Barber

Stephen M. Gill

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

(804) 327-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee (5)
Common stock, par value $0.01 per share, of Civitas Resources, Inc., issuable upon vesting of outstanding restricted stock units issued under the Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan.	581,642 (2)	$53.26	$30,978,253	$2,871.69
Common stock, par value $0.01 per share, of Civitas Resources, Inc.	2,995,782 (3)	$53.26	$159,555,349	$14,790.79
TOTAL	3,577,424		$190,533,602	$17,662.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Form S-8 registration statement (the “Registration Statement”) shall also be deemed to cover an indeterminate number of additional shares of common stock, $0.01 par value per share (the “Civitas Common Stock”) of Civitas Resources, Inc. (the “Registrant”) that may become issuable as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Represents 581,642 shares of Civitas Common Stock, reserved for issuance in connection with certain equity awards granted by Extraction Oil & Gas, Inc. (“Extraction”) under the Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan (the “Extraction Plan” and each award, an “Extraction Award”), that were assumed by the Registrant pursuant to the Merger Agreement (as defined below in the Explanatory Note). In connection with the Merger (as defined below in the Explanatory Note), each Extraction Award was converted into an equity award with the right to receive a number of shares of Civitas Common Stock, rounded to the nearest whole share, equal to the product of (a) the number of shares of common stock, par value $0.01 per share (the “Extraction common stock”), of Extraction, subject to such Extraction Award as of immediately prior to the Effective Time (as defined below in the Explanatory Note) and (b) the Exchange Ratio (as defined below in the Explanatory Note).

(3)

Represents 2,995,782 shares of Civitas Common Stock that may be issued pursuant to the Extraction Plan in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (as discussed below), which additional shares of Civitas Common Stock represent a portion of the remaining number of shares of Extraction Common Stock that were available for issuance under the Extraction Plan immediately prior to the Effective Time, after applying the Exchange Ratio, and assumed by the Registrant.

(4)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Stock as reported on the New York Stock Exchange on November 4, 2021, which was equal to $54.70.

(5)	Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been partially offset by previously paid registration fees as follows:
a.

On January 20, 2021, 3,792,321 shares of Extraction common stock were registered by Extraction on Form S-8 (File No. 333-252255) (the “Extraction S-8”) with respect to the Extraction Plan. A registration fee of $10,343.56 was paid in connection with the filing of the Extraction S-8. Of the 3,792,321 shares of Extraction common stock registered on the Extraction S-8, 2,822,201 shares of Extraction common stock are being carried forward from the Extraction S-8. A total of 3,305,080 are being registered hereby, which number was determined by multiplying 2,822,201 shares by the Exchange Ratio. The unused portion of the Extraction S-8 previously paid that may be used as an offset against this filing or future filings is equal to $7,697.56.

b.

Accordingly, the total registration fee for the shares registered under this Registration Statement of $17,662.48 is offset by $7,697.56, which represents the unused portion of the registration fee paid in (a) and therefore the registration fee due in connection with this Registration Statement is $9,964.92.

EXPLANATORY NOTE

On May 9, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, Raptor Eagle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Raptor Eagle Merger Sub”), and Extraction, which provided for, among other things, the merger of Raptor Eagle Merger Sub with and into Extraction (the “Merger”), with Extraction continuing its existence as the surviving corporation and a wholly owned subsidiary of the Registrant.

At the Effective Time (as defined in the Merger Agreement), Extraction Awards that were outstanding as of immediately prior to the Effective Time under the Extraction Plan were assumed by the Registrant and remain subject to the same terms and conditions as were applicable to such Extraction Awards immediately prior to the Effective Time, but each such Extraction Award was automatically converted into an award with the right to receive a number of shares of Civitas Common Stock, rounded to the nearest whole share, that is equal to the product of (a) the number of shares of Extraction Common Stock subject to such Extraction Award as of immediately prior to the Effective Time and (b) 1.1711 (the “Exchange Ratio”).

As of the Effective Time, the Registrant has assumed all rights and obligations and certain outstanding shares of Extraction Common Stock available for issuance under the Extraction Plan. This Registration Statement registers 581,642 shares of Civitas Common Stock issuable by the Registrant upon settlement of the outstanding Extraction Awards granted under the Extraction Plan as assumed by the Registrant in connection with the Merger. This Registration Statement also registers an additional 2,995,782 shares of Civitas Common Stock issuable under the Extraction Plan in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”), which additional shares of Civitas Common Stock represent a certain number of shares of Extraction Common Stock that were available for issuance under the Extraction Plan immediately prior to the Merger, as appropriately adjusted to reflect such transaction (including the application of the Exchange Ratio) and assumed by the Registrant, and not otherwise reserved for issuance under the Extraction Plan in satisfaction of the Extraction Awards outstanding thereunder immediately prior to the Effective Time. Pursuant to an exception under Rule 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that the plan met the requirements of Rule 303A.08 prior to such transaction, including the requirements that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on February 17, 2021;

(b)

the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the Commission on May  3, 2021, August  9, 2021 and October 29, 2021, respectively;

(c)

the Registrant’s Current Reports on Form 8-K filed on January 27, 2021, February  1, 2021, February  11, 2021, February  12, 2021, February  25, 2021, March  1, 2021, March  8, 2021, March  15, 2021, March  15, 2021, March  22, 2021, March  30, 2021, April  1, 2021, May  5, 2021, May  10, 2021, May  11, 2021, May  21, 2021, June  4, 2021, June  8, 2021, June  15, 2021, July  26, 2021, August  10, 2021, October  5, 2021, October  6, 2021, October  15, 2021, October  22, 2021, October  29, 2021 and November 3, 2021, in each case, excluding Items 2.02 and 7.01;

(d)

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 28, 2017, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

(e)

the audited consolidated balance sheets of Extraction Oil & Gas, Inc., as of December 31, 2020 and 2019 and the audited consolidated statements of operations, statements of cash flows and statements of changes in equity of Extraction for the years ended December 31, 2020, 2019 and 2018, and the notes related thereto, are incorporated by reference to Extraction’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020, filed on March 18, 2021; and

(f)

the audited consolidated financial statements of CPPIB Crestone Peak Resources America Inc. as of December 31, 2020 and 2019 and for the two years then ended, are incorporated by reference to Annex K of the Registrant’s registration statement on Form S-4 filed on July 14, 2021, as amended.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our third amended and restated certificate of incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company will be limited to the fullest extent permitted by the amended DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our third amended and restated certificate of incorporation contains indemnification rights for our directors and our officers. Additionally, our fourth amended and restated bylaws provides that we will indemnify and advance expenses to any officer or director to the fullest extent authorized by the DGCL and that persons who are not directors or officers may be similarly indemnified for service to the Company to the extent authorized by our board of directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities. Further, we have entered into written indemnity agreements with our directors and executive officers. Under these agreements, if a director or officer makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors will review the relevant facts and make a determination regarding whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnity agreement) us to indemnify the officer or director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of May 9, 2021, by and among Bonanza Creek Energy, Inc., Raptor Eagle Merger Sub, Inc. and Extraction Oil & Gas, Inc. (incorporated by reference to Exhibit 2.1 to Bonanza Creek Energy, Inc.’s Current Report on Form 8-K filed on May 10, 2021).

2.2†	Amendment No. 1 to Agreement and Plan of Merger, dated as of June 6, 2021, by and among Bonanza Creek Energy, Inc., Raptor Eagle Merger Sub, Inc. and Extraction Oil & Gas, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 8, 2021).

4.1	Third Amended and Restated Certificate of Incorporation of Bonanza Creek Energy, Inc., dated as of April 28, 2017 (incorporated by reference to Exhibit 3.1 to Bonanza Creek Energy, Inc.’s Registration Statement on Form 8-A, File No. 001-35371, filed with the Commission on April 28, 2017).

4.2	Fifth Amended and Restated Bylaws of Civitas Resources, Inc. (incorporated by reference to Exhibit 3.2 to Civitas Resources, Inc.’s Current Report on Form 8-K, File No. 001-35371, filed with the Commission on November 2, 2021).

4.3+	Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K, File No. 001-37907, filed with the Commission on January 20, 2021).

5.1*	Opinion of Vinson & Elkins L.L.P.

10.1+	Form of Restricted Stock Unit (RSU) Agreement (Time and Performance Vesting) (incorporated by reference to Exhibit 10.7 to Extraction’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on January 20, 2021).

23.1*	Consent of Deloitte & Touche LLP relating to Bonanza Creek Energy, Inc.

23.2*	Consent of Grant Thornton LLP relating to Bonanza Creek Energy, Inc.

23.3*	Consent of Deloitte & Touche LLP relating to HighPoint Resources Corporation

23.4*	Consent of Deloitte & Touche LLP relating to CPPIB Crestone Peak Resources America Inc.

23.5*	Consent of PricewaterhouseCoopers LLP relating to Extraction Oil & Gas, Inc.

23.6*	Consent of Netherland, Sewell & Associates, Inc. relating to Bonanza Creek Energy, Inc.

23.7*	Consent of Ryder Scott Company, L.P. relating to Bonanza Creek Energy, Inc.

23.8*	Consent of Netherland, Sewell & Associates, Inc. relating to HighPoint Resources Corporation

23.9*	Consent of Ryder Scott Company, L.P. relating to Extraction Oil & Gas, Inc.

23.10*	Consent of Netherland, Sewell & Associates, Inc. relating to CPPIB Crestone Peak Resources America Inc.

23.11*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith.
†

Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Commission upon request.

+	Management contract or compensatory plan or agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on November 8, 2021.

CIVITAS RESOURCES, INC.

By:	/s/ Cyrus D. Marter IV
Name: Cyrus D. Marter IV
Title: General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Marianella Foschi and Cyrus D. Marter IV, and each of them severally, each of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on November 8, 2021.

Signature	Title

/s/ Eric T. Greager	President and Chief Executive Officer
Eric T. Greager	(Principal Executive Officer)

/s/ Marianella Foschi	Chief Financial Officer
Marianella Foschi	(Principal Financial Officer)

/s/ Sandra Garbiso	Chief Accounting Officer and Treasurer
Sandra Garbiso	(Principal Accounting Officer)

/s/ Benjamin Dell	Chairman of the Board
Benjamin Dell

/s/ Morris R. Clark	Director
Morris R. Clark

/s/ Carrie M. Fox	Director
Carrie M. Fox

/s/ Carrie L. Hudak	Director
Carrie L. Hudak

/s/ Brian Steck	Director
Brian Steck

/s/ James Trimble	Director
James Trimble

/s/ Howard A. Willard, III	Director
Howard A. Willard, III

/s/ Jeffrey E. Wojahn	Director
Jeffrey E. Wojahn